Exhibit 99.1

OPY Acquisition Corp. I Announces Pricing of upsized $110 Million Initial Public Offering

– October 26, 2021 – OPY Acquisition Corp. I (the “Company”), a blank check company incorporated as a Delaware corporation today announced the pricing of its upsized initial public offering of 11,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of Class A common stock of the Company and one-half of one redeemable warrant. Each whole warrant will entitle the holder thereof to purchase one share of Class A common stock at $11.50 per share. The Company has granted the underwriter a 45-day option to purchase up to 1,650,000 additional units at $10.00 per unit to cover over-allotments, if any. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “OHAAU” beginning October 27, 2021. Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be traded on Nasdaq under the symbols “OHAA” and “OHAAW” respectively. The offering is expected to close on October 29, 2021, subject to customary closing conditions.

Oppenheimer & Co. Inc. and Lake Street Capital Markets are acting as joint book-running managers for the offering.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”). The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Oppenheimer & Co. Inc., 85 Broad Street, 26th Floor, New York, NY 10004, Attn: Syndicate Prospectus Department, telephone: (212) 667-8055 or by email at EquityProspectus@opco.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OPY Acquisition Corp. I

OPY Acquisition Corp. I is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company will not be limited to any particular industry or geographic region, although it initially intends to pursue targets in the life sciences industry with a primary focus on novel therapeutics, medical devices or services that help improve healthcare outcomes.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of OPY Acquisition Corp. I, including those set forth in the Risk Factors section of OPY Acquisition Corp. I’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. OPY Acquisition Corp. I undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

OPY Acquisition Corp. I

Jonathan B. Siegel

Chairman and Chief Executive Officer

info@opyacq.com